LIONEL SAWYER & COLLINS
                                ATTORNEYS AT LAW
                           1100 BANK OF AMERICA PLAZA
                             50 WEST LIBERTY STREET
                               RENO, NEVADA 89501
                                 (775) 788-8666

                                FAX(775)788-8682
                              Isc@lionelsawyer.com
                              www.lionelsawyer.com



                                  May 10, 2007



Aspen Racing Stables 211 Misty Morning
Drive Calgary, Alberta T3Z 2Z8

     Re: Registration of Common Stock of Aspen Racing Stables

Ladies and Gentlemen:

     We are acting as special Nevada counsel for Aspen Racing Stables, a Nevada corporation (the "Company"), in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Act"), of shares of Common Stock, par value $0.001 per share, of the Company (the "Common Stock"), to be offered to the public under a Registration Statement on Form SB-2, relating to such offering (the "Registration Statement"). We have not reviewed and express no opinion as to any instrument or document incorporated by reference in the Registration Statement

     We have examined originals or copies of each of the documents listed below:

1.   The Articles of Incorporation of the Company;

2.   The Bylaws of the Company;

3. Unanimous Written Consent of the Board of Directors of the Company, dated as of the 1st day of March, 2007, relating, among other things, to the authorization of the registration and issuance of the Common Stock (the "Resolutions"); and,

4.   The Registration Statement.

     We have examined originals or copies of such other corporate records, certificates of corporate officers and public officials and other agreements and documents as we have deemed


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LIONEL SAWYER 8 COLLINS
ATTORNEYS AT LAW



Aspen Racing Stables May 10, 2007
Page 2


necessary or advisable for purposes of this opinion letter. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all factual matters contained therein. In giving the following opinion, we have assumed that the issuance of the Common Stock will not exceed the authorized capital of the Company.

     Based upon the foregoing, and subject to the following, it is our opinion that, when (a) the Registration Statement has become effective under the Act; and, (b) the Common Stock has been issued, delivered and paid for in accordance with the terms of the Resolutions, the Common Stock will be validly issued, fully paid and nonassessable.

     The opinions expressed above are limited to the laws of the State of Nevada, including reported judicial decisions. This Opinion Letter is intended solely for use by the addressee in connection with the registration and offering of the Common Stock as described in the Registration Statement and resales of the Common Stock, and it may not be reproduced or filed publicly, without the written consent of this firm; provided however, we hereby consent to the filing of this Opinion Letter as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in a category of persons whose consent is required pursuant to Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                                               Very truly yours,

                                                     /s/ LIONEL SAWYER & COLLINS
                                                     ---------------------------
                                                         LIONEL SAWYER & COLLINS

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                 BSP/Aapen Racing Stables/FINAL LSC Opinion.051007.doc